Exhibit 10.11

CUBIST PHARMACEUTICALS, INC.

2012 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

FOR NON-U.S. PARTICIPANTS

This Stock Option Agreement (the “Agreement”) governs the Award of stock options (“Options”) to employees (“Optionees”) of Cubist Pharmaceuticals, Inc. (the “Company”). The details of any Option awarded to an Optionee will be set forth in a letter from the Optionee’s manager or other written communication from the Company (a “Notice”).

In consideration of the premises and the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Optionee agree as follows:

1.             Relationship to the Plan.  Optionee specifically understands and agrees that the Option is being granted under the Company’s 2012 Equity Incentive Plan (the “Plan”), a copy of which the Optionee acknowledges he or she has read and understands and agrees to be bound.  The provisions of the Plan are incorporated into this Agreement by reference.  Any terms used and not defined in this Agreement have the meanings ascribed to such terms in the Plan.

2.             Grant of Award.  Optionees will be notified of their Award through a Notice.  The Notice will contain, among other things, the number of Options granted, the Grant Date of the Options and the Exercise Price. An Option represents a contingent entitlement of the Optionee to purchase one share of the Company’s common stock, par value $.001 per share (“Share”) at the Exercise Price stated in the Notice of Grant.

3.             Nature of the Option.  This Option is intended to be a nonstatutory stock option and is not intended to be an incentive stock option within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended (the “Code”).

4.             Option Period.  No Option may be exercised on or after the earlier of (a) the Option expiration date, as specified in Section 8, or (b) the tenth anniversary of the Grant Date.  In the event that the last date to exercise an Option by its terms falls on a date when the primary stock exchange or national market on which the Company’s common stock is listed (the “Primary Stock Exchange”) is closed, then the expiration date and time for the Option shall be the closing time of the regular market hours for the Primary Stock Exchange on the last date prior to the expiration date that the Primary Stock Exchange is open.

5.             Vesting .  Subject to the terms and conditions set forth in this Agreement and the Plan, including the potential impact of a Change in Corporate Control upon the vesting of the Award, the Award will vest according to the vesting schedule set forth in the Notice of Grant, provided that the Optionee remains continuously employed by the Company or a Subsidiary through the applicable vesting date.  As the Option vests and becomes exercisable, unexercised vested Options shall accumulate and shall remain exercisable until the last business day prior to the last day of the Option Period. Except as otherwise set forth in this Agreement or the Plan, if the Optionee ceases to be employed for any reason by the Company or a Subsidiary prior to a vesting date, then as of the date on which the Optionee’s employment terminates, all unvested Options shall immediately be forfeited to the Company.

6.             Delivery of Shares.  Within thirty (30) days after Option exercise, but subject to the remaining provisions of the Plan, the Company shall deliver or cause to be delivered to the Optionee or his agent a certificate or certificates for the number of Shares then being purchased, or shall cause its transfer agent to register such shares in book entry form in the name of the Optionee.  Such Shares shall be fully paid and nonassessable.  Shares shall thereafter be delivered by the Company to the Optionee in accordance with this Agreement and the Plan and as required to comply with Section 409A of the Code.  Notwithstanding the foregoing, if the Optionee is as of the vesting date a “specified employee” (as defined under Section 409A of the Code) then such delivery of Shares of common stock, if required by Section 409A of the Code, will be made six months after the date of a Separation from Service (as defined in Section 409A of the Code).

7.             Acknowledgement of the Award.  Optionee is required to acknowledge and accept the terms of this Agreement and the Plan in the manner set forth in Section 26 within the time period specified by the Company and/or its designated broker.

8.             Termination of Employment

(a)       Unless the Committee shall provide otherwise with respect to any Award, and except as otherwise provided in this Section 8, if the Optionee’s active employment with the Company and its Affiliates ends for any reason other than Retirement or death of such Optionee, including because of the Optionee’s employer ceasing to be an Affiliate, (a) any outstanding Option of the Optionee shall cease to be exercisable ninety (90) days following that event and, for the period it remains exercisable following that event, shall be exercisable only to the extent exercisable at the date of that event, and (b) any other unvested Option of the Optionee shall be forfeited or otherwise subject to return to or repurchase by the Company.  In no event, however, shall an Option remain exercisable after the tenth anniversary of the Date of Grant.  Military or sick leave or other bona fide leave shall not be deemed a termination of employment or other association for purposes of the Plan, provided that it does not exceed the longer of ninety (90) days or the period during which the absent Optionee’s reemployment rights, if any, are guaranteed by statute or by contract.

(b)       If an Optionee’s active employment terminates due to death or Retirement, any Option held by Optionee or his or her legal representative, as applicable, may be exercised by the Optionee or such Optionee’s legal representative at any time within the shorter of the Option Period or 12 months after the date of the Optionee’s Retirement or death, whichever is applicable, but only to the extent exercisable at the time of such Optionee’s Retirement or death.

(c)       Notwithstanding anything to the contrary in this Section 8, if a Optionee’s employment or other association with the Company and its Affiliates is terminated For Cause, or his or her termination occurs under circumstances that in the sole determination of the Committee would have constituted grounds for the Optionee’s employment to be terminated for Cause, the Committee may in its sole discretion cause any Option held by the Optionee or the Optionee’s legal representative (whether or not vested or exercisable) to terminate without any consideration therefor.

9.   Method of Exercise.

An Option may be exercised by the Optionee giving written notice to the third party broker designated by the Company to administer the Company’s equity incentive programs (as of the initial effective date of the Plan, Merrill Lynch), specifying the number of Shares with respect to which the Option is then being exercised.  The notice shall be accompanied by payment in the form of cash or check payable to the order of the Company in an amount equal to the Exercise Price of the Shares to be purchased or, subject in each instance to the Committee’s prior approval, acting in its sole discretion, and to such conditions, if any, as the Committee may deem necessary to avoid adverse accounting effects to the Company:

(a)  by cash or check made payable to the Company;

(b)  having the Company withhold from the Shares that would otherwise be delivered upon exercise of the Option that number of Shares having an aggregate Market Value equal to the aggregate exercise price under the Option for the surrendered portion of the Option, or

( c)  if the Shares are traded on an established market, payment through and under the terms and conditions of a formal cashless exercise program, if any, authorized by the Company involving the sale of the Shares subject to an Option in a brokered transaction (other than to the Company); or

(d)  Optionees in the U.S. may exercise their Options by delivery to the Company of Shares having a Market Value equal to the exercise price of the Shares to be purchased.

Receipt by the Company or its designated broker of such notice and payment in any authorized or combination of authorized means shall constitute the exercise of the Option.

10.          Prohibitions on Transfer and Sale.  Except as permitted by the Plan, Options shall not be assigned, pledged or transferred in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.  Any attempted transfer, assignment, pledge or other disposition of an Option or of any rights granted under this Agreement that is contrary to the provisions of the Plan or this Section 10, or the levy of any attachment or similar process upon an Option shall be null and void.  Except as permitted by the Plan, the Shares shall be issued, during the Optionee’s lifetime, only to the Optionee (or, in the event of legal incapacity or incompetence, to the Optionee’s guardian or representative).

11.          Restrictions on Exercise.  This Option may not be exercised if the issuance of Shares upon Optionee’s exercise or the method of payment of consideration for such Shares would constitute a violation of any applicable federal or state securities law or other applicable law or regulation.  As a condition to the exercise of this Option, the Company may require the Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

12.          Rights as a Stockholder.  Optionee shall have no right as a stockholder, including voting and dividend rights, until the Options are exercised in accordance with the Notice and Section 9 of this Agreement.

13.          Responsibility for Taxes.  Optionee acknowledges that, regardless of any action taken by the Company or, if different, the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Optionee’s participation in the Plan and legally applicable to Optionee (“Tax-Related Items”) is and remains Optionee’s responsibility and may exceed the amount actually withheld by the Company or the Employer.  Optionee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to the exercise of this Option and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Optionee’s liability for Tax-Related Items or achieve any particular tax result.  Further, if Optionee is subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, Optionee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, Optionee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by (i) withholding from

Optionee’s wages or other cash compensation paid to Optionee by the Company and/or the Employer, and/or (ii) withholding from proceeds of the sale of Shares acquired upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Optionee’s behalf pursuant to this authorization without further consent).

Finally, Optionee agrees to pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of Optionee’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to honor the exercise of the Option, or may refuse to issue or deliver the Shares or the proceeds of the sale of Shares acquired upon exercise, if Optionee fails to comply with his or her obligations in connection with the Tax-Related Items.

14.          Optionee Acknowledgements and Authorizations.  Optionee acknowledges the following:

(a)  the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b)  the grant of the Options is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past;

( c) all decisions with respect to future grants, if any, will be at the sole discretion of Company;

(d)  the value of an Award is an extraordinary item of compensation outside of the scope of the Optionee’s employment.  As such, an Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-term service awards, pension or retirement benefits or similar payments.  The future value of the Shares underlying the Award is unknown and cannot be predicted with certainty.

(e)  the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(f)  if the underlying Shares do not increase in value, the Option will have no value;

(g)  if Optionee exercises the Option and acquires Shares, the value of those Shares may increase or decrease in value, even below the purchase price;

(h)  no claim or entitlement to compensation or damages shall arise from forfeiture of the Options resulting from termination of Optionee’s employment with the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and Optionee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Optionee will be deemed irrevocably to have waived his or her entitlement to pursue such claim;

(i)  in the event of termination of Optionee’s employment (whether or not in breach of local labor laws), Optionee’s right to vest in the Options under the Plan, if any, will terminate effective as of the date that Optionee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when Optionee is no longer actively employed for purposes of his or her Option; and

(j)  unless otherwise provided in the Plan or by the Company in its discretion, the Options and the benefits evidenced by this Agreement do not create any entitlement to have the Options or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares.

15.          Notices.  Notices required or permitted by the terms of this Agreement or the Plan shall be given by the Company and the Optionee as set forth in the Plan.

16.          Benefit of Agreement.  Subject to the provisions of the Plan and the other provisions hereof, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

17.          Governing Law and Forum.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.  For the purpose of litigating any dispute that arises under this Agreement, whether at law or in equity, the parties hereby consent to exclusive jurisdiction in the Commonwealth of Massachusetts and agree that such litigation shall be conducted in the state courts of Massachusetts or the federal courts of the United States for the District of Massachusetts.

18.          Severability.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.

19.          Entire Agreement.  This Agreement, together with the Plan and the Notice, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement provided, however, in any event, this Agreement shall be subject to and governed by the Plan.

20.          Modifications and Amendments; Waivers and Consents.  The terms and provisions of this Agreement may be modified or amended as provided in the Plan.  Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

21.          Miscellaneous.

(a)           Successors and Assigns.  This Agreement shall bind and inure only to the benefit of the parties hereto (the “Parties”) and their respective successors and assigns.

(b)           No Third-Party Beneficiaries.  Nothing in this Agreement is intended to confer any rights or remedies on any persons other than the Parties and their respective successors or assigns.  Nothing in this Agreement is intended to relieve or discharge the obligation or liability of third persons to either Party.  No provision of this Agreement shall give any third person any right of subrogation or action over or against either Party.

22.          Termination or Amendment of Outstanding Awards. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, provided that the Award as amended is consistent with the terms of the Plan.  Also within the limitations of the Plan, the Committee may modify, extend or assume outstanding Awards or may accept the cancellation of outstanding Awards or of outstanding stock options or other equity-based compensation awards granted by another issuer in return for the grant of new Awards for the same or a different number of Shares and on the same or different terms and conditions (including but not limited to the exercise price of any Option).  Furthermore, subject to the terms of this Plan, including, without limitation Section 13.3 thereof, the Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Award previously granted, or (b) authorize the recipient of an Award to elect to cash out an Award previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

23.          Data Privacy.

Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Optionee’s Data (as defined below) by and among, as necessary and applicable, the employer, the Company, its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan.

Optionee understands that the Company and the employer may hold certain personal information about, including, but not limited to, Optionee’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, and job title, any share ownership or directorships held in the Company, and details of the Options or other entitlement to Shares awarded, canceled, vested, unvested or outstanding in Optionee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).  Optionee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Optionee’s country or elsewhere, including outside the European Economic Area, and that the recipients’ country may have different data privacy laws and protections than Optionee’s country.  Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Optionee may elect to deposit any Shares acquired upon Option exercise or other entitlement to Shares.

Optionee understands that Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting Optionee’s local human resources representative. Optionee understands that Optionee is providing the consent herein on a voluntary basis and that refusing to give Optionee’s consent or revoking Optionee’s consent will not adversely affect Optionee’s employment status, service or career with the employer. Optionee understands, however, refusing or withdrawing Optionee’s consent may result in the Company refraining from granting Optionee Options in the future.  Further, Optionee understands that refusing or withdrawing such consent may affect Optionee’s ability to participate in the Plan.  In addition, Optionee understands that the Company, its subsidiaries and its affiliates have separately implemented procedures for the handling of Data, which permits the Company to use the Data in the manner set forth above notwithstanding Optionee’s withdrawal of such consent.  Optionee understands that Data shall be held as long as is reasonably necessary to implement, administer and manage Optionee’s participation in the Plan, and Optionee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Optionee’s local human resources representative.  Optionee understands, however, that refusing or withdrawing such consent may affect Optionee’s ability to participate in the Plan.  For more information on the consequences of refusal to consent or withdrawal of consent, Optionee understands that Optionee may contact Optionee’s local human resources representative.

24.          Imposition of Other Requirements.  The Company reserves the right to impose other requirements on Optionee’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

25.          Addendum for Non-U.S. Countries.  Notwithstanding any provisions in this Agreement, the Award shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for Optionee’s country (the “Addendum”).  Moreover, if Optionee relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to Optionee, to the extent the Committee determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.  The Addendum constitutes part of this Agreement.

26.          Company Signature; Optionee Electronic Acknowledgment.  An authorized representative of the Company has signed the Agreement below.  Optionee hereby consents to receive such documents by electronic delivery and agree to participate in the Plan through the current on-line system, or any other on-line system or electronic means that the Company may decide, in its sole discretion, to use in the future.

By acknowledging acceptance of the terms of this Agreement through an electronic acknowledgment system established by the Company or its designated broker, Optionee agrees to be bound by all of the terms of this Agreement and the Plan.  The Optionee will not be permitted to exercise his or her Options, until Optionee acknowledges his or her acceptance of the terms of this Agreement in the manner required by the Company.

CUBIST PHARMACEUTICALS, INC.

By:
Name:
Title: